UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2004

HOSPIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31946	20-0504497
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 N. Field Drive

Lake Forest, Illinois 60045

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (224) 212-2000

Item 12       Results of Operations and Financial Condition

The registrant is furnishing unaudited condensed combined statements of earnings for the three months ended March 31, June 30, September 30 and December 31, 2003.  These historical results are presented on a basis consistent with the combined financial statements for the year ended December 31, 2003, included in Hospira’s information statement, included as an exhibit to Hospira’s registration statement on Form 10, which the SEC declared effective on April 13, 2004.  The results do not include pro forma or any other adjustments that assume the separation from Abbott Laboratories (“Abbott”) or costs that would be incurred to operate as an independent company.  Also provided are unaudited net sales by product line for each of the three months ended March 31, June 30, September 30 and December 31, 2003.    Hospira was formed as a result of the spin-off of Abbott’s core global hospital products business as a tax-free distribution to shareholders.  The spin-off was completed on April 30, 2004.

Hospira, Inc.

Condensed Combined Statements of Earnings

(unaudited, dollars in thousands)

	Three Months Ended
	March 31	June 30	September 30	December 31

Net Sales	$571,522	$597,376	$598,026	$633,304

Net Sales to Abbott Laboratories	61,589	51,935	51,272	58,713

Total Net Sales	633,111	649,311	649,298	692,017

Cost of products sold	459,413	474,409	469,283	519,581

Research and development	19,365	23,933	29,729	36,693

Selling, general and administrative	56,762	54,247	56,933	63,014

Total Operating Costs and Expenses	535,540	552,589	555,945	619,288

Operating Earnings	97,571	96,722	93,353	72,729

Other expense (income), net	2,365	978	(1,443)	(646)

Earnings Before Taxes	95,206	95,744	94,796	73,375

Taxes on earnings	28,086	28,244	27,965	14,463

Net Earnings	$67,120	$67,500	$66,831	$58,912

The results set forth above differ in two respects from amounts reported as Discontinued Operations by Abbott Laboratories in a Form 8-K filed with the SEC on July 1, 2004. The results set forth above include Sales to Abbott Laboratories, which are recorded at cost, and exclude direct transaction costs incurred by Abbott in conjunction with the spin-off of Hospira.

Hospira, Inc.

Sales by Product Line

(unaudited, dollars in thousands)

	Three Months Ended
	March 31	June 30	September 30	December 31

U.S. —

Specialty Injectable Pharmaceuticals	$207,526	$218,437	$216,085	$215,501

Medication Delivery Systems	177,429	183,634	185,286	197,578

Injectable Pharmaceutical Contract Manufacturing	36,435	44,097	37,337	39,847

Sales to Abbott Laboratories	51,816	42,120	42,940	45,595

Other	66,430	57,949	71,173	71,363

Total U.S. Sales	539,636	546,237	552,821	569,884

International —

Sales to Third Parties	83,702	93,259	88,145	109,015

Sales to Abbott Laboratories	9,773	9,815	8,332	13,118

Total International Sales	93,475	103,074	96,477	122,133

Combined Net Sales	$633,111	$649,311	$649,298	$692,017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPIRA, INC.

/s/ Brian J. Smith
	By:	Brian J. Smith
Senior Vice President, General Counsel and Secretary

Date: July 29, 2004